Exhibit 10-tt

ASSET PURCHASE AGREEMENT

BY AND AMONG

CINERGY CAPITAL & TRADING, INC.,

CINCAP MADISON, LLC

AND

PSI ENERGY, INC.

Dated as of February 5, 2003

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 5, 2003, by and among Cinergy Capital & Trading, Inc., an Indiana corporation (“Parent”), CinCap Madison, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (“Seller”), and PSI Energy, Inc., an Indiana corporation (“Buyer” and, together with Parent and Seller, “Parties” and individually, a “Party”).

W I T N E S S E T H

WHEREAS, Seller owns the Madison Generating Station (“Madison Station”), a simple cycle, natural gas-fired electric generating station located in Madison Township, Butler County, Ohio, comprised of eight GE Model 7EA combustion turbines with an aggregate summer rated capacity of approximately 576 megawatts, together with certain other assets, properties, facilities and rights associated therewith or ancillary thereto; and

WHEREAS, Buyer desires to purchase and assume from Seller, and Seller desires to sell and assign to Buyer, the Purchased Assets (as hereinafter defined) and certain associated liabilities, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                                 Definitions.                  (a)                                  As used in this Agreement, the following terms have the following meanings::

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale and the Deed.

“Assumption Agreement” means the form of Assumption Agreement of Buyer in favor of Seller attached hereto as Schedule III.

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bill of Sale” means the form of Bill of Sale from Seller to Buyer attached hereto as Schedule II.

“Buyer” has the meaning set in the first paragraph of this Agreement.

“Buyer Indemnitee” has the meaning set forth in Section 6.02.

“Buyer’s Required Consents” means Buyer’s Required Governmental Consents and Buyer’s Required Third-Party Consents.

“Buyer’s Required Governmental Consents” means the consents, approvals, filings and/or notices of, with, from or to Governmental Authorities listed in Section I of Schedule 4.02(c)(ii).

“Buyer’s Required Third-Party Consents” means the consents, approvals, filings and/or notices of, with, from or to Third Parties (other than Governmental Authorities) listed in Section II of Schedule 4.02(c)(ii).

“Carrying Costs” means an amount in dollars equal to the financing costs associated with Madison Station incurred from the earlier of (1) the date of the Indiana Utility Regulatory Commission Order in Cause No. 42145 granting Buyer a certificate of public convenience and necessity to purchase the Madison Station, or (2) December 1, 2002, to and including the Closing Date, to be calculated at Buyer’s weighted cost of capital using the return on equity from Buyer’s last retail base rate case (11% ROE).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

“Closing” has the meaning set forth in Section 3.04.

“Closing Date” has the meaning set forth in Section 3.04.

“Closing Inventory” means an amount in dollars equal to all Inventories on the Closing Date.

“Deed” means the form of Warranty Deed and Assignment of Adjoining Easement and License Interests from Seller to Buyer attached hereto as Schedule I.

“Direct Claim” has the meaning set forth in Section 6.03(c).

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option to purchase, lease, claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or title retention agreement).

“Environmental Condition” means the presence or Release to the environment, whether at the Real Property or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Real Property or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

“Environmental Laws” means all (a) Laws relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, Remediation, abatement, cleanup or handling of Hazardous Substances, (b) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) Laws relating to the management or use of natural resources.

“Environmental Liabilities” has the meaning set forth in Section 2.03.

“Environmental Permit” has the meaning set forth in Section 4.01(k).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.

“Governmental Authority” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Substances” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

“Improvements” means all buildings, structures,  machinery and equipment, fixtures, construction in progress, and other improvements, including all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, located on and affixed to the Real Property.

“Indemnifiable Loss” has the meaning set forth in Section 6.02(a).

“Indemnifying Party” has the meaning set forth in Section 6.02(d).

“Indemnitee” has the meaning set forth in Section 6.02(c).

“Inventories” means all inventories of fuels, supplies, materials and spare parts of Seller located on or in transit to the Real Property.

“Knowledge” means the actual knowledge of the corporate officer or officers of the specified Person charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate, after reasonable inquiry by each such officer of selected employees of the specified Person whom such officer believes, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country and any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Liability” means any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, and whether due or to become due.

“Madison Station” has the meaning given in the recitals to this Agreement.

“Material Adverse Effect” means (i) any event, circumstance or condition materially impairing the ability of Seller or Parent to perform its obligations under this Agreement or any Ancillary Agreement, or (ii) any change in or effect on Seller or the Purchased Assets that is materially adverse to the Purchased Assets, other than (a) any change resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, (b) any change resulting from changes in the international, national, regional or local markets for fuel used at Madison Station, (c) any change resulting from changes in the North American, national, regional or local electric transmission system, and (d) any change in Law generally applicable to similarly situated Persons.

“Net Book Value” means an amount in dollars, as set forth in the balance sheet of Seller as of the applicable date, equal to total fixed assets net of accrued depreciation.

“Off-Site Location” means any real property other than the Real Property.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the limited liability company or operating agreement and certificate of formation of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Permits” has the meaning set forth in Section 4.01(o).

“Permitted Encumbrances” means (i) the respective rights and obligations of the Parties under this Agreement and the Ancillary Agreements; (ii) all matters that would be disclosed in a current title commitment or title policy or survey for the Real Property; (iii) Encumbrances for Taxes not yet due or which are being contested in good faith by appropriate proceedings and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iv) carriers’, warehousemen’s, materialmen’s, mechanics’, repairman’s or other like Encumbrances arising in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) zoning, planning, conservation restriction and other land use and environmental regulations by Governmental Authorities; (vi) Encumbrances resulting from legal proceedings being contested in good faith by appropriate proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (vii) other Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Prime Rate” means as of any date, the prime rate as published in The Wall Street Journal on such date or, if not published on such date, on the most recent date of publication.

“Purchase Price” has the meaning set forth in Section 3.01.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property” has the meaning set forth in Section 4.01(g)(i).

“Real Property Lease” has the meaning set forth in Section 4.01(g)(ii).

“Release” means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

“Remediation” means an action of any kind to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Real Property or an Off-Site Location, including the following activities to the extent they relate to, result from or arise out of the presence of a Hazardous Substance at the Real Property or an Off-Site Location:  (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Real Property or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on the Real Property or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Real Property or an Off-Site Location.

“Representatives” means, with respect to a Party, such respective directors (or parties performing similar functions), officers, employees, representatives, agents and advisors (including accountants, legal counsel, environmental consultants and financial advisors).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitee” has the meaning set forth in Section 6.02(a).

“Seller’s Required Consents” means Seller’s Required Governmental Consents and Seller’s Required Third-Party Consents.

“Seller’s Required Governmental Consents” means the consents, approvals, filings and/or notices of, with, from or to Governmental Authorities listed in Section I of Schedule 4.01(c)(ii).

“Seller’s Required Third-Party Consents” means the consents, approvals, filings and/or notices of, with, from or to Third Parties (other than Governmental Authorities) listed in Section II of Schedule 4.01(c)(ii).

“Tax” means any tax, charge, fee, levy, penalty or other assessment imposed by any federal, state, local or foreign taxing authority, including, but not limited to, any income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security or other tax, including any interest, penalty or addition attributable thereto.

“Third Party Claim” has the meaning set forth in Section 6.03(a).

“Transferred Contracts” has the meaning set forth in Section 2.01(d).

“Transferred Intellectual Property” has the meaning set forth in Section 2.01(h).

“Transferred Permits” has the meaning set forth in Section 2.01(e).

(b)                                 Interpretation.                    In this Agreement, unless otherwise specified or where the context otherwise requires:

(i)                                     a reference, without more, to a recital is to the relevant recital to this Agreement, to an Article or  Section is to the relevant Article or Section of this Agreement, and to a Schedule is to the relevant Schedule to this Agreement;

(ii)                                  words importing any gender shall include other genders;

(iii)                               words importing the singular only shall include the plural and vice versa;

(iv)                              the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”

(v)                                 reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(vi)                              reference to any applicable Law means, if applicable, such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder,

(vii)                           “or” is used in the inclusive sense of “and/or”;

(viii)                        references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(ix)                                the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(x)                                   references to any party hereto or any other agreement or document shall include such party’s successors and permitted assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01.                         Transfer of Assets.                        Upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the real and personal property, tangible and intangible, constituting, or used in connection with the operation of, Madison Station, except as otherwise provided in Section 2.02, each as of the Closing Date, including all of Seller’s right, title and interest in, to and under the following assets (collectively, the “Purchased Assets”):

(a)                                  the Real Property;

(b)                                 the machinery, fixtures, equipment (including communications equipment), vehicles, furniture and other personal property located on the Real Property, including the items of tangible personal property listed on Schedule 2.01(b);

(c)                                  all Inventories;

(d)                                 subject to the receipt of any necessary consents and approvals, the contracts or agreements (including any licenses or real or personal property leases, other than any thereof constituting Transferred Permits or Transferred Intellectual Property) listed on Schedule 2.01(d) (the “Transferred Contracts”);

(e)                                  subject to the receipt of any necessary consents and approvals, the permits, licenses, certificates, certifications, orders and other governmental authorizations listed on Schedule 2.01(e) (the “Transferred Permits”);

(f)                                    all unexpired, transferable warranties and guarantees from manufacturers, vendors and other third parties with respect to any item of real or tangible personal property referred to in clauses (a), (b) and (c) of this Section 2.01;

(g)                                 all books, expired purchase orders, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, studies, reports, equipment repair, safety, maintenance or service records, and similar items (subject to the right of Seller to retain copies of same for its use), other than such items that are proprietary to third parties and accounting records (to the extent that any of the foregoing is contained in an electronic format, Seller shall cooperate with Buyer to transfer such items to Buyer in a format that is reasonably acceptable to Buyer); and

(h)                                 subject to the receipt of any necessary consents and approvals, any Intellectual Property (the “Transferred Intellectual Property”).

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.03.

Section 2.02.                             Excluded Assets.          Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a)                                  all cash, cash equivalents, bank deposits, accounts and notes receivables (trade or otherwise), prepaid expenses and any income, sales, payroll or other Tax receivables;

(b)                                 all minute books, limited liability company interest transfer books, corporate seals and other corporate records;

(c)                                  any refund, credit penalty payment, adjustment or reconciliation (i) related to Taxes paid prior to the Closing Date in respect of the Purchased Assets, whether such refund, adjustment or reconciliation is received as a payment or, subject to Section 3.03, as a credit against future Taxes payable, or (ii) arising under Assigned Contract and relating to a period before the Closing Date;

(d)                                 the rights of Seller in, to and under all contracts, agreements, arrangements, permits or licenses of any nature, of which the obligations of Seller thereunder are not expressly assumed by Buyer pursuant to Section 2.03;

(e)                                  any insurance policies; and

(f)                                    the rights of Seller under this Agreement and the Ancillary Agreements.

Section 2.03.                             Assumed Liabilities.                                    On the Closing Date, Buyer shall execute and deliver in favor of Seller the Assumption Agreement, pursuant to which Buyer shall assume and agree to pay, perform and discharge, without recourse to Seller or Parent, the following Liabilities of Seller, solely to the extent such Liabilities accrue or arise from and after the Closing, other than Excluded Liabilities (as defined below), in accordance with the respective terms and subject to the respective conditions thereof (collectively, the “Assumed Liabilities”):

(a)                                  All Liabilities of Seller under the Transferred Contracts, Transferred Permits and Transferred Intellectual Property, in each case in accordance with the terms thereof, except to the extent that such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice would constitute a default by Seller;

(b)                                 all Liabilities with respect to Madison Station arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, including settlements, judgments, costs and expenses, including reasonable attorneys fees, whether based on common law or Environmental Laws (collectively, “Environmental Liabilities”), but in each case solely to the extent accruing or arising from and after the Closing Date, with respect to (i) any violation or alleged violation of Environmental Laws with respect to the ownership, lease, maintenance or operation of any of the Purchased Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of the Purchased Assets, and the costs associated with correcting any such violations; (ii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets, including any Environmental Condition or Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets; (iii) any Remediation of any Environmental Condition or Hazardous Substances that are present or have been Released at, on, in, under, adjacent to or migrating from, the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the

Purchased Assets; (iv) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; (v) any Remediation of any Environmental Condition or Release of Hazardous Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; and (vi) any obligation to repower, replace, decommission, deactivate, dismantle, demolish or close the Purchased Assets or any portion thereof, or any surface impoundments or other waste or effluent handling or storage units on owned or leased adjacent properties used in connection with the operation of the Purchased Assets;

(c)                                  all liabilities or obligations to third parties for personal injury or tort, or similar causes of action arising solely out of the ownership, lease, maintenance or operation of the Purchased Assets, (collectively, “Tort Liabilities”), but in each case solely to the extent accruing or arising from and after the Closing Date; and

(d)                                 any Tax that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Purchased Assets on or after the Closing Date, except for any income Taxes attributable to income received by Seller.

Section 2.04.                             Excluded Liabilities.                                       Except for the Assumed Liabilities, Buyer shall not assume by virtue of this Agreement, the Assumption Agreement or any other Ancillary Agreement, or the transactions contemplated hereby or thereby, or otherwise, and shall have no liability for, any Liabilities of Seller (the “Excluded Liabilities”), including any of the following Liabilities:

(a)                                  any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller that are not Purchased Assets, except to the extent caused by the acts or omissions of Buyer or its Representatives or Buyer’s ownership, lease, maintenance or operation of the Purchased Assets;

(b)                                 any Liabilities in respect of Taxes attributable to the Purchased Assets for taxable periods ending before the Closing Date;

(c)                                  any Liabilities of Seller (i) arising from the breach or default by Seller, prior to the Closing Date, of any Transferred Contract, Transferred Permit or Transferred Intellectual Property or (ii) in respect of any other contract, agreement, personal property lease, permit, license or other arrangement or instrument entered into by Seller;

(d)                                 subject to Section 3.03, any payment obligations of Seller, including accounts or notes payable, arising prior to the Closing Date;

(e)                                  any fines and penalties imposed by any Governmental Authority resulting from any act or omission by Seller that occurred prior to the Closing Date;

(f)                                    any income Taxes attributable to income received by Seller;

(g)                                 any Liability of Seller arising as a result of its execution and delivery of this Agreement or any Ancillary Agreement, the performance of its obligations hereunder or thereunder, or the consummation by Seller of the transactions contemplated hereby or thereby; and

(h)                                 any Liability of Seller based on Seller’s acts or omissions after the Closing; and

(i)                                     any and all Environmental Liabilities and Tort Liabilities accruing, arising, existing or occurring prior to the Closing Date.

ARTICLE III

PURCHASE PRICE; CLOSING

Section 3.01.                             Purchase Price.               The purchase price payable by Buyer to Seller for the Purchased Assets is $306,366,920.30, such amount being equal to (a) the Net Book Value at the earlier of (1) the date of the Indiana Utility Regulatory Commission Order in Cause No. 42145 granting Buyer a certificate of public convenience and necessity to purchase the Madison Station, or (2) December 1, 2002, plus (b) the Carrying Costs (collectively, the “Purchase Price”).

Section 3.02.                             Inventory.                                        At Closing, in addition to payment of the Purchase Price, Buyer shall also compensate Seller for the Closing Inventory, at cost.

Section 3.03.                             Proration.                                            (a)                                  Buyer and Seller agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period through the Closing Date, and Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

(i)                                     personal property, real estate, occupancy and any other Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets;

(ii)                                  rent, Taxes and other items payable by or to Seller under any of the Seller Agreements to be assigned to and assumed by the Buyer hereunder;

(iii)                               any permit, license or registration fees with respect to any Environmental Permit or other Permit; and

(iv)                              sewer rents and charges for water, telephone, electricity and other utilities.

(b)                                 In connection with such proration, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Seller or the Buyer made within 60 days of the date that the actual amounts become available.  Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.03.

Section 3.04.                             Closing.          The sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the payment of the Purchase Price, and the consummation of the other transactions contemplated by this Agreement shall take place at a closing (the “Closing”), to be held at the offices of Cinergy Corp., 139 East Fourth Street, Cincinnati Ohio 45201 at 10:00 a.m. eastern standard time (or another mutually acceptable time and location), on the date of execution and delivery of this Agreement by each of the Parties (or on such other date as may be mutually agreed upon by the Parties) (the “Closing Date”)  The Closing shall be effective for all purposes as of the close of business on the Closing Date.

Section 3.05.                             Closing Deliveries.                                            (a)                                  At the Closing, Parent will deliver, or cause to be delivered, to Buyer:

(i)                                     the Deed, duly executed and acknowledged by Seller and in recordable form;

(ii)                                  the Bill of Sale, duly executed by Seller;

(iii)                               copies of all Seller’s Required Consents obtained by Parent or Seller ;

(iv)                              the certificate of incorporation, certificate of formation or similar formation document of each of Parent and Seller, certified as of a date not earlier than 15 days prior to the Closing Date, by the office of the Secretary of State of such entity’s organization;

(v)                                 a certificate of good standing with respect to (A) Seller , dated as of a date not earlier than 20 days prior to the Closing Date, from the office of the Secretary of State of such entity’s organization and from the office of Secretary of State of each state in which Seller is qualified or licensed to do business as a foreign limited liability company, and (B) Parent, dated as of a date not earlier than 20 days prior to the Closing Date, from the office of the Secretary of State of such entity’s organization;

(vi)                              copies, certified on the Closing Date by the Secretary or Assistant Secretary of each of Parent and Seller of corporate or limited liability company resolutions, as applicable, authorizing the execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Seller is a party, and the consummation of the transactions contemplated hereby and thereby;

(vii)                           a certificate dated the Closing Date of the Secretary or Assistant Secretary of each of Parent and Seller identifying the name and title and bearing the signatures of the respective officers thereof authorized to execute and deliver this Agreement and each Ancillary Agreement to which Parent or Seller is a party;

(viii)                        a complete copy of the Organizational Documents as in effect on the Closing Date of each of Parent and Seller, certified by the Secretary or Assistant Secretary of each of Parent and Seller; and

(ix)                                such other documents as Buyer may reasonably request to carry out the purposes of this Agreement.

(b)                                 At the Closing, Buyer will issue to Cinergy Corp. in full satisfaction of the Purchase Price one or more promissory notes, each in substantially the form attached as Exhibit A to the Buyer’s Petition filed with the Indiana Utility Regulatory Commission in Cause No. 42311 on October 18, 2002.  In addition, Buyer will deliver, or cause to be delivered, to Seller:

(i)                                     the Assumption Agreement, duly executed by Buyer;

(ii)                                  copies of all Buyer’s Required Consents obtained by Buyer;

(iii)                               the certificate of incorporation, certificate of formation or similar formation document of Buyer , certified as of a date not earlier than 20 days prior to the Closing Date, by the office of the Secretary of State of such entity’s organization;

(iv)                              copies, certified on the Closing Date by the Secretary or Assistant Secretary of Buyer, of corporate resolutions authorizing the execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby;

(v)                                 a certificate dated the Closing Date of the Secretary or Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers thereof authorized to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is a party;

(vi)                              a complete copy of the Organizational Documents as in effect on the Closing Date of Buyer, certified by the Secretary or Assistant Secretary of Buyer; and

(vii)                           such other documents as Seller or Parent may reasonably request to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.                             Representations and Warranties of Parent and Seller.  Parent and Seller jointly and severally represent and warrant to Buyer as follows:

(a)                                  Organization and Good Standing; Qualification.                                    Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Indiana.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite power and authority to own, lease or operate the Purchased Assets and to carry on its business as it is now being conducted.  Parent has all requisite power and authority to own the outstanding limited liability company interests of Seller and to carry on its business with respect to Seller as it is now being conducted.  Seller does not own, directly or indirectly, any capital stock or other equity securities of, or have any other direct or indirect equity or other ownership interest in, any other corporation, limited liability company, partnership, entity or business.  Seller is duly qualified or licensed to do business as a foreign limited liability company and is in good standing as a foreign limited liability company in each jurisdiction in which the character or location of the properties owned or used by it or the nature of the business conducted by it makes such qualification or license necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Authority and Enforceability.                                    Each of Parent and Seller has full corporate or limited liability company (as applicable) power and authority to execute and deliver, and carry out its obligations under, this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent and Seller of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company (as applicable) action on the part of Parent and Seller .  Assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Buyer, and subject to the receipt of Seller’s Required Consents, each of this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of Parent and/or Seller, as the case may be, enforceable against Parent and/or Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

(c)                                  No Violation; Consents and Approvals.                             (i)                                     Subject to obtaining Seller’s Required Consents, neither the execution, delivery and performance by Parent and Seller of this Agreement and each Ancillary Agreement to which Parent or Seller is a party, nor the consummation by Parent and Seller of the transactions contemplated hereby and thereby, will (A) conflict with or result in any breach of any provision of the Organizational Documents of Parent or Seller; (B) result in a default (or give rise to any right of termination, cancellation or acceleration), or require a consent, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Parent or Seller is a party or by which it or any of the Purchased Assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (C) constitute a violation of any law, regulation, order, judgment or decree applicable to Parent or Seller, except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)                                  Except as set forth in Section I of Schedule 4.01(c)(ii) (listing each of Seller’s Required Governmental Consents) or Section II thereof (listing each of Seller’s Required Third-Party Consents), no consent or approval of, filing with, or notice to, any Governmental Authority or other Person is necessary for the execution, delivery and performance of this Agreement by Parent or Seller or of any Ancillary Agreement to which Parent or Seller is a party, or the consummation by Parent or Seller of the transactions contemplated hereby and thereby, other than such consents, approvals, filings or notices which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)                                 Ownership.                                   Parent owns beneficially and of record all the outstanding limited liability company interests of CinCap VIII, LLC, a Delaware limited liability company (“CinCap VIII”), free and clear of all Encumbrances.  CinCap VIII owns beneficially and of record all the outstanding limited liability company interests of Seller, free and clear of all Encumbrances.

(e)                                  Financial Statements; No Material Adverse Effect; No Undisclosed Liabilities.                   (i)                                     Seller has delivered to Buyer a balance sheet of Seller as at December 31, 2001, and the related statement of income for the fiscal year then ended, including the notes thereto.  Such financial statements fairly present the financial condition and the results of operations of Seller as of the date and for the period referred to in such financial statements, all in accordance with GAAP.

(ii)                                  Since December 31, 2001, there has not been any Material Adverse Effect and, to the Knowledge of Parent and Seller, no event has occurred or circumstance exists that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(iii)                               Seller has no liabilities or obligations of any nature except for (A) liabilities or obligations reflected in the financial statements referred to in paragraph (i) of this Section 4.01(e), including the notes thereto; (B) liabilities or obligations incurred in the ordinary course of business, whether before or after the respective dates of the financial statements referred to in paragraph (i) of this Section 4.01(e); and (C) liabilities or obligations which in the aggregate are not material to the Purchased Assets.

(f)                                    Insurance.                                        All material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by, or on behalf of, Parent or Seller and insuring the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.

(g)                                 Real Property.                     (i)                                     Schedule 4.01(g)(i) sets forth all real property owned, used or occupied by Seller (the “Real Property”), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Seller or Parent has Knowledge) granted on or appurtenant to or otherwise affecting such Real Property, and all plants, buildings, structures or other Improvements located thereon.  To the Knowledge of Parent and Seller, encumbrances, easements or rights of way which are not of record, if any, would not have a Material Adverse Effect.  There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and Improvements located thereon to be legally used and occupied as the same are now constituted.  To the Knowledge of Parent and Seller, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or, to the Knowledge of Parent or Seller, threatened restriction or denial, governmental or otherwise, upon such ingress and egress.  To the Knowledge of Parent and Seller, there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any such Real Property.  To the Knowledge of Parent and Seller, no public improvements have been commenced and none are planned which in either case may result in special assessments or otherwise would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)                                  There are no material Real Property leases (the “Real Property Leases”) relating to the Purchased Assets under which the Seller is a lessee, lessor or under which Seller has any interest.

(h)                                 Conveyance of Real Property.                                 No state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Seller to Buyer (or as a prerequisite to the recording of any conveyance document) of any Real Property pursuant to the terms hereof.

(i)                                     Improvements.                 Neither Seller nor any Affiliate thereof has received any written notices from any Governmental Authority stating or alleging that any Improvements have not been constructed in compliance with applicable Laws.  No written notice has been received by the Seller or any Affiliate thereof from any Governmental Authority requiring or advising as to the need for any repair, alteration, restoration or improvement in connection with the Purchased Assets.

(j)                                     Title; Condition and Sufficiency of Assets.            (i)                                     Subject to Permitted Encumbrances, Seller is the holder of record title to the Real Property and has good and valid title to the other Purchased Assets which it purports to own, free and clear of all Encumbrances.

(ii)                                  The tangible assets (real and personal) at, related to, or used in connection with Madison Station, taken as a whole, (A) are in good operating and usable condition and repair, free from any defects (except for ordinary wear and tear, in light of their respective ages and historical usages, and except for such defects as do not materially interfere with the use thereof in the conduct of the normal operation and maintenance of the Purchased Assets taken as a whole) and (B) have been maintained consistent with Good Utility Practice.

(iii)                               Except for immaterial omissions, the Purchased Assets (A) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by Seller and (B) include all of the operating assets of Seller.

(k)                                  Environmental Matters.                   (i)                                     Seller or its Affiliate, Cinergy Power Generation Services, LLC, adel1 limited liability company (“GGPS”) holds, and is in compliance with, all permits, certificates, certifications, licenses and other authorizations issued by Governmental Authorities under Environmental Laws (collectively, “Environmental Permits”) that are required for Seller to conduct the business and operations of the Purchased Assets, and Seller is otherwise in compliance with all applicable Environmental Laws with respect to the business and operations of the Purchased Assets, except for any such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)                                  neither Seller nor Parent has received any written request for information, or been notified of any violation, or that it is a potentially responsible party, under CERCLA or any other Environmental Law for contamination or air emissions at Madison Station or the Real Property, except for any such requests or notices that would result in liabilities under such laws as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller or Parent, threatened against Seller before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Environmental Laws or against Seller or Parent concerning contamination or air emissions at Madison Station or the Real Property; and

(iii)                               there are no outstanding judgments, decrees or judicial orders relating to the Purchased Assets regarding compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Purchase Assets, except for such outstanding judgments, decrees or judicial orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv)                              Section I of Schedule 4.01(k) lists all Environmental Permits.

The representations and warranties made in this Section 4.01(k) are the exclusive representations and warranties of Parent and Seller relating to environmental matters.

(l)                                     Condemnation.               There are no pending or, to the Knowledge of Parent or Seller, threatened proceedings or governmental actions to condemn or take by power of eminent domain all or any part of the Purchased Assets.

(m)                               Contracts and Leases.                          (i)                                     Schedule 4.01(m) lists all written contracts, agreements, licenses (other than Environmental Permits, Permits or Intellectual Property) or personal property leases that are material to the business or operations of the Purchased Assets, other than any such agreements, licenses, or personal property leases that are expected to expire or terminate on or prior to the Closing Date.

(ii)                                  Except as disclosed in Schedule 4.01(m), each Transferred Contract (A) constitutes a legal, valid and binding obligation of Seller and, to Parent’s and Seller’s Knowledge, constitutes a valid and binding obligation of the other parties thereto, (B) is in full force and effect and Seller has not delivered or received any written notice of termination thereunder, and (C) may be transferred to Buyer pursuant to this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

(iii)                               Except as set forth in Schedule 4.01(m), there is not under any Transferred Contract any default or event which, with notice or lapse of time or both, (A) would constitute a default by Seller or, to Parent’s or Seller’s Knowledge, any other party thereto, (B) would constitute a default by Seller or, to Parent’s or Seller’s Knowledge, any other party thereto which would give rise to an automatic termination, or the right of discretionary termination, thereof, or (C) would cause the acceleration of any of Seller’s obligations thereunder or result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the Purchased Assets.  There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller or Parent, threatened against Seller or any other party to any Transferred Contract before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Transferred Contract or the subject matter thereof.  Seller and Parent have no Knowledge of any defense, offset or counterclaim arising under any Transferred Contract.

(n)                                 Legal Proceedings.                                           There are no actions or proceedings pending or, to the Knowledge of Seller or Parent, threatened against Seller before any court, arbitrator or Governmental Authority, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  Seller is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(o)                                 Permits.     (i)                            Seller has all permits, licenses, franchises-and other governmental authorizations, consents and approvals (other than Environmental Permits, which are addressed in Section 4.01(k)) (collectively, “Permits”) necessary to own and operate the Purchased Assets, except where any failures to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither Seller nor Parent has received any written notification that Seller is in violation, nor does Parent or Seller have Knowledge of any violations, of any such Permits, or any Law or judgment of any Government Authority applicable to Seller with respect to the Purchased Assets, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)                                  Schedule 4.01(o) lists all material Permits.

(p)                                 Taxes.              Seller has-filed all Tax Returns that are required to be filed by it with respect to any Tax, and Seller has paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where any failures to so file or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no Encumbrances for Taxes on the Purchased Assets that are not Permitted Encumbrances.

(q)                                 Intellectual Property.                                 Seller has such ownership of or such rights by license or other agreement to use all Intellectual Property necessary to permit Seller to conduct its business as currently conducted, except where any failures to have such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Seller is not, nor has Parent or Seller received any notice that Seller is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use such Intellectual Property, and there are no material restrictions on the transfer of any material contract, or any interest therein, held by Seller in respect of such Intellectual Property.  Neither Parent nor Seller has received notice that Seller is infringing any Intellectual Property of any other Person in connection with the operation or business of the Purchased Assets.

(r)                                    Compliance with Laws.                      Seller is in compliance with all applicable Laws with respect to the ownership or operation of the Purchased Assets, except where any such failures to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s)                                  EWG Status.                            Seller is an “exempt wholesale generator” and Madison Station is an “eligible facility,” each within the meaning of Section 32(a) of the Public Utility Holding Company Act of 1935.

(t)                                    Employees.                                   Seller has no employees or employee benefit plans nor has had any employees or employee benefit plans since the date of its formation.  Seller has not assumed (voluntarily or by operation of Law or order) or incurred any liabilities associated with employees or employee benefit plans, including without limitation under or pursuant to the Employee Retirement Income Security Act of 1974, as amended.

(u)                                 Limitation of Representations and Warranties.                                           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN ANY ANCILLARY AGREEMENT, PARENT AND SELLER ARE NOT MAKING, AND HEREBY DISCLAIM, ANY OTHER REPRESENTATIONS AND WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SELLER, PARENT, MADISON STATION OR THE PURCHASED ASSETS OR ANY PART THEREOF.

Section 4.02.                             Representations and Warranties of Buyer.  Buyer represents and warrants to Seller and Parent as follows:

(a)                                  Organization and Good Standing.               Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Indiana and has all requisite power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted.

(b)                                 Authority and Enforceability.                                    Buyer has full corporate power and authority to execute and deliver and carry out its obligations under this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each such Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action by Buyer.  Assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Agreement by the other party or parties thereto, and subject to the receipt of Buyer’s Required Consents, each of this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of Buyer , enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

(c)                                  No Violation; Consents and Approvals.                             (i)                                     Subject to obtaining Buyer’s Required Consents, neither the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will (A) conflict with or result in any breach of any provision of the Organizational Documents of Buyer; (B) result in a default (or give rise to any right of termination, cancellation or acceleration), or require a consent, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer is a party or by which any of their respective material properties or assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements; or (iii) constitute a violation of any law, regulation, order, judgment or decree applicable to Buyer, except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

(ii)                                  Except as set forth in Section I of Schedule 4.02(c)(ii) (listing each of Buyer’s Required Governmental Consents) or Section II thereof (listing each of Buyer’s Required Third-Party Consents), no consent or approval of, filing with, or notice to, any Governmental Authority or other Person is necessary for the execution and delivery of this Agreement or any Ancillary Agreement by Buyer, or the consummation by Buyer or Company of the transactions contemplated hereby and thereby, except for any such consents, approvals, filings or notices which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

(d)                                 Legal Proceedings.                                           There are no actions or proceedings pending or, to the Knowledge of Buyer, threatened against Buyer before any court, arbitrator or Governmental Authority, which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.  Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

(e)                                  Availability of Funds.                            Buyer has or will have liquid capital or committed sources therefor sufficient to permit Buyer to perform in full when due all of its obligations under this Agreement and any Ancillary Agreement to which it is a party.

ARTICLE V

COVENANTS

Section 5.01.                             Books and Records.                                     For a period of 7 years after the Closing Date (or such other date as the Parties may mutually determine), each Party and its Representatives shall have reasonable access to all books and records of the Purchased Assets , to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters affected by the operation of the Purchased Assets.  Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours.  The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 5.01.  If the Party in possession of such books and records desires to dispose of any such books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party’s expense, to segregate and remove such books and records as such other Party may select.

Section 5.02.                             Finder’s Fees.                     Seller and Parent, on the one hand, and Buyer, on the other hand, represent and warrant to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Party making such representation.  Seller and Parent, on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder’s fees incurred by reason of any action taken by the indemnifying party.

Section 5.03.                             Tax Matters.                             All transfer, use, stamp, sales and similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be the sole responsibility of Seller and, to the extent paid by Buyer, Seller shall promptly reimburse Buyer upon request.

Section 5.04.                             Further Assurances.                                   (a)                                  Subject to the terms and conditions of this Agreement, each of Seller and Parent, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transfer of the Purchased Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including using commercially reasonable efforts with a view to obtaining all necessary consents, approvals and authorizations of, and making all required notices or filings with, third parties required to be obtained or made in order to consummate the transactions hereunder, including the transfer of the Transferred Permits to Buyer.  Neither Seller and Parent, on the one hand, nor Buyer, on the other hand, shall, without prior written consent of the other, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

(b)                                 In the event that any portion of the Purchased Assets shall not have been conveyed to Buyer at the Closing, Seller shall, subject to paragraphs (c) and (d) immediately below, convey such asset to Buyer as promptly as practicable after the Closing.

(c)                                  To the extent, if any, that Seller’s rights under any Transferred Contract may not be assigned without the consent of any other party thereto, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  Seller and Buyer agree that if any consent to an assignment of any Transferred Contract has not been obtained at the Closing Date, or if any attempted assignment would be ineffective or would impair Buyer’s rights and obligations under the Transferred Contract in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller, at its option and to the maximum extent permitted by law and such Transferred Contract, shall, after the Closing Date, (i) appoint Buyer to be Seller’s agent with respect to such Transferred Contract or (ii) to the maximum extent permitted by law and such Transferred Contract, enter into such reasonable arrangements with Buyer or take such other commercially reasonable actions to provide Buyer with the same or substantially similar rights and obligations of such Transferred Contract.  From and after the Closing Date, Seller, Parent and Buyer shall cooperate and use commercially reasonable efforts to obtain an assignment to Buyer of any such Transferred Contract.

(d)                                 To the extent that Seller’s rights under any warranty or guaranty described in Section 2.01(f) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof or be unlawful.  The Parties agree that if any consent to an assignment of any such warranty or guaranty has not been obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights and obligations under the warranty or guaranty in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller shall use commercially reasonable efforts to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of Buyer to the maximum extent possible so as to provide Buyer with the benefits and obligations of such warranty or guaranty.  Notwithstanding the foregoing, Seller shall not be obligated to bring or file suit against any third party, provided that if Seller determines not to bring or file suit after being requested by Buyer to do so, Seller shall assign, to the extent permitted by law or any applicable agreement, its rights in respect of the claims so that Buyer may bring or file such suit.

ARTICLE VI

INDEMNIFICATION

Section 6.01.                             Survival.                                                 (a)                                  The representations and warranties of the Parties contained herein shall survive the Closing for a period of one year and thereafter shall be of no further force and effect, except that (i) the representations and warranties set forth in Section 4.01(k) shall survive the Closing for a period of three years, (ii) the representations and warranties set forth in Section 4.01(p) shall survive the Closing for the period of the applicable statute of limitations, (iii) the representations and warranties set forth in Section 4.01(a), (b) and (c) and Section 4.02(a), (b) and (c) shall survive indefinitely, and (iv) any representation or warranty as to which a claim has been asserted during the survival period shall continue in effect with respect to such claim until such claim has been finally resolved or settled.

(b)                                 The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

Section 6.02.                             Indemnification.          (a)                                  From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and Parent and their Representatives (each, a “Seller Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”) asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or the Ancillary Agreements, or (ii) the Assumed Liabilities.

(b)                                 From and after the Closing, Parent and Seller shall indemnify, defend and hold harmless Buyer and its Representatives (each, a “Buyer Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Parent or Seller of any of their representations, warranties, covenants or agreements contained in this Agreement or the Ancillary Agreements, (ii) the Excluded Liabilities, or (iii) noncompliance with any bulk sales or transfer laws as provided in Section 7.06.

(c)                                  The amount of any Indemnifiable Loss shall be reduced (i) to the extent that any Person entitled to receive indemnification under this Agreement (an “Idemnitee”) receives any insurance proceeds with respect to such Indemnifiable Loss, and (ii) to take into account any net Tax benefit realized by the Indemnitee arising from the recognition of such Indemnifiable Loss (but only to the extent that the Parties, following good faith negotiations for a period of 30 days, jointly agree that such Tax benefit would be realized by the Indemnitee).

(d)                                 The expiration or termination of any covenant, agreement, representation or warranty shall not affect the Parties’ obligations under this Section 6.02 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the “Indemnifying Party”) with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

(e)                                  The rights and remedies of the Parties under this Article VI are exclusive and in lieu of any and all other rights and remedies which the Parties may have under this Agreement or otherwise for declaratory, injunctive or monetary relief with respect to any breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement, after the occurrence of the Closing.

(f)                                    Each Party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 6.02.  Notwithstanding any provisions in this Agreement to the contrary, each Party retains its remedies at law or in equity with respect to willful, knowing or intentional misrepresentations or breaches of this Agreement.

(g)                                 Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement or any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s fees suffered by such party.  The Parties waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to this Agreement.  The provisions of this Section 6.02(g) shall not apply to indemnification for a Third Party Claim.

(h)                                 An Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or equity.  Commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any losses or expenses for which indemnification would otherwise be due hereunder, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking such mitigation.

(i)                                     The rights and obligations of indemnification under this Section 6.02 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including but not limited to breach or alleged breach by the Indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.

Section 6.03.                             Procedure for Indemnification.                               (a)                                  If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than 20 days after the Indemnitee’s receipt of notice of such Third Party Claim.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee.  The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense.  If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement.

(b)                                 If, within 20 days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 6.03(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within 20 days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.  Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim.  In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs or expenses paid or incurred by Indemnitee up to the date of said notice.

(c)                                  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than 30 days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such thirty 30 day period, the Indemnifying Party shall be deemed to have accepted such claim.  If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

(d)                                 If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the Prime Rate) shall promptly be repaid by the Indemnitee to the Indemnifying Party.  Upon making any indemnity payment, the Indemnifying Party, to the extent of such indemnity payment, shall be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against such third party on account of said indemnity payment are hereby made subordinate in right of payment to the Indemnitee’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party.  Nothing in this Section 6.03(d) shall require any Party hereto to obtain or maintain any insurance coverage.

(e)                                  A failure to give timely notice as provided in this Section 6.03 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually and materially prejudiced as a result of such failure.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01                                Notices.          All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the day when delivered personally or by e-mail (with confirmation) or facsimile transmission (with confirmation), (ii) on the next business day when delivered to a nationally recognized overnight delivery service, or (iii) 5 business days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or to such other addresses and e-mail and facsimile numbers for a Party as shall be specified by like notice; provided, however, that any notice of a change of address or e-mail or  facsimile number shall be effective only upon receipt thereof):

If to Seller or Parent, to:

Cinergy Capital & Trading, Inc.
c/o CinCap Madison, LLC
139 East Fourth Street
Cincinnati, OH 45202
M. Stephen Harkness
Vice President, Chief Operating and
Financial Officer
Facsimile No.: 513-419-5719
e-mail: sharkness@cinergy.com

If to Buyer, to:

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168
Douglas F. Esamann/President
Facsimile No: 317/838-2987
e-mail: desamann@cinergy.com

Section 7.02.                             Waiver.          The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 7.03.                             Entire Agreement; Amendment etc.

(a)                                  This Agreement and the Ancillary Agreements, including the Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings between the Parties, whether written or oral, with respect to the transactions contemplated hereby.

(b)                                 This Agreement may not be amended, supplemented, terminated or otherwise modified except by a written agreement executed by Seller, Parent and Buyer.  In addition, any proposed amendment hereto is subject to Section 7.13.

(c)                                  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and, other than with respect to Sections 7.12 and 7.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04.                             Assignment.                            This Agreement and all the of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by, on the one hand, Seller and Parent, and on the other hand, Buyer, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent will be null and void.  Notwithstanding the foregoing, Seller or Buyer may assign or otherwise transfer its rights hereunder and under any Ancillary Agreement to any bank, financial institution or other lender providing financing to Seller or Buyer, as applicable, as collateral security for such financing; provided, however, that no such assignment shall (x) impair or materially delay the consummation of the transactions contemplated hereby or (y) relieve or discharge Seller or Buyer, as the case may be, from any of its obligations hereunder and thereunder.

Section 7.05.                             Severability.                              If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any  term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the

Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06.                             Bulk Sales Laws.      Buyer hereby acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provisions of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement; and Buyer hereby irrevocably waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

Section 7.07.                             Governing Law.     This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to choice of law principles thereof.

Section 7.08.                             Counterparts; Facsimile Execution.   This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to each other Party, it being understood that the Parties need not sign the same counterpart.  This Agreement may be executed by facsimile signature(s).

Section 7.09.                             Schedules.                                      The Schedules to this Agreement are intended to be and hereby are specifically made a part of this Agreement

Section 7.10                                U.S. Dollars.                              Unless otherwise stated, all dollar amounts set forth herein are United States (U.S.) dollars.

Section 7.11.                             Dispute Resolution.                                      (a)                                  If a dispute arises between the Parties relating to this Agreement, the Parties agree to use the following alternative dispute resolution (“ADR”) procedures prior to any Party pursuing other available remedies:

(i)                                     A meeting shall be held promptly between the Parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

(ii)                                  If, within 30 days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either Party (the “Neutral”) to act as a mediator.  If the Parties are unable to agree on the Neutral within 20 days, they shall seek assistance in such regard from the CPR Institute for Dispute Resolution, Inc. (“CPR”).  The Parties shall share the fees of the Neutral and all other common fees and expenses equally.

(iii)                               The mediation may proceed in accordance with CPR’s Model Procedure for Mediation of Business Disputes, or the Parties may establish their own procedure.

(iv)                              The Parties shall pursue mediation in good faith and in a timely manner.  In the event the mediation does not result in resolution of the dispute within 60 days, then, upon 7 days” written notice to the other Party, either Party may propose another form of ADR (e.g., arbitration, a mini-trial, or a summary jury trial) or may pursue other available remedies.

(b)                                 All ADR proceedings shall be strictly confidential and used solely for the purposes of settlement.  Any materials prepared by one Party for the ADR proceedings shall not be used as evidence by the other Party in any subsequent litigation; provided, however, that the underlying facts supporting such materials may be subject to discovery.

(c)                                  Each Party fully understands its specific obligations under the ADR provisions of this Agreement.  Neither Party considers such obligations to be vague or in any way unenforceable, and neither Party will contend to the contrary at any future time or in any future proceeding.

Section 7.12.                             Ratemaking.                               Buyer shall not seek to overturn, reverse, set aside, change or enjoin, whether through appeal or the initiation or maintenance of any action in any forum, a decision or order of the Indiana Utility Regulatory Commission (“IURC”) which pertains to recovery, disallowance, deferral or ratemaking treatment of any expense, charge, cost or allocation incurred or accrued by Buyer in or as a result of this Agreement (or any amendment hereto) on the basis that this Agreement and any such expense, charge, cost or allocation was filed with or approved by the Securities and Exchange Commission (“SEC”).

Section 7.13.                             State Review.                        In the event the Parties execute an amendment to this Agreement, the Parties shall fulfill the following obligations, where applicable (it being understood that none of such obligations are intended to detract from the authority of the SEC under the Public Utility Holding Company Act of 1935):

(a)                                  Prior to filing any amendment with the SEC, the Parties shall file with the IURC and provide to the Indiana Utility Consumer Counselor (and, provide, upon request, to other appropriate parties) a copy of such amendment.

(b)                                 In the event that the amendment is finally rejected or disapproved or found to be unreasonable by the IURC prior to filing with the SEC, the amendment shall not become effective and the Parties shall not request SEC approval of the amendment.

(c)                                  In the event that the amendment is rejected or disapproved or found to be unreasonable by IURC after it has been filed with but before it has been approved by the SEC, the amendment shall be terminated and the Parties agree to request withdrawal of the filing.

(d)                                 Notwithstanding “(b)” and “(c)” immediately above, in the event that the amendment is rejected, disapproved or found to be unreasonable by IURC before it has been approved by the SEC, the Parties shall have the right to request further revisions of the amendment in order to cure or remove the cause of the IURC’s rejection, disapproval or finding of unreasonableness.  Upon request by a Party, the other Parties shall agree promptly to negotiate in good faith to revise the amendment and thereafter to file for any necessary regulatory authorization of the renegotiated amendment.  If the Parties are unable to reach agreement satisfactory to each of them and to the IURC after good faith negotiations, then “(b)” or “(c)” immediately above, as applicable, shall apply.

(e)                                  In the event that the IURC has previously approved the amendment prior to SEC approval, “(f)” immediately below shall not apply.

(f)                                    In the event that an amendment has become effective and is subsequently rejected, disapproved or found to be unreasonable by IURC, the Parties shall make a good faith effort to terminate, amend or modify the amendment in a manner which remedies the IURC’s adverse findings without adverse impact on any of the Parties.  The Parties shall request to meet with representatives of the IURC and make a good faith attempt to resolve any differences regarding the subject amendment.  If agreement can be reached to terminate the amendment or amend or modify the amendment in a manner satisfactory to the Parties and to the representatives of the IURC, then the Parties shall file such amendment with the appropriate state and federal regulatory agencies, seeking all necessary regulatory authorizations.  If the Parties are unable to reach agreement satisfactory to each of them and to the IURC after good faith negotiations, then they shall be under no further obligation to amend the amendment.

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IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

CINERGY CAPITAL & TRADING, INC.

By:	/s/ M. Stephen Harkness
M. Stephen Harkness
Vice President, Chief Operations and Financial Officer

CINCAP MADISON, LLC

By:	/s/ M. Stephen Harkness
M. Stephen Harkness
Vice President, Chief Operating and Financial Officer

PSI ENERGY, INC.

By:	/s/ Douglas F. Esamann
Douglas F. Esamann
President

SCHEDULE I:  FORM OF DEED

CinCap Madison, LLC, a foreign limited liability company, organized and existing under the laws of the State of Delaware, and formerly named Duke Energy Madison, LLC (hereinafter referred to as “Grantor”), for valuable consideration paid, grants, with general warranty covenants, to PSI Energy, Inc., an Indiana corporation, whose tax-mailing address is 1000 East Main Street, Plainfield, Indiana 46168, Attn: Tax Dept. (hereinafter referred to as “Grantee”), the following REAL PROPERTY:

Situate in Section 7, Town 1, Range 4, Madison Township, Butler County, Ohio, and being more particularly described as follows:

Beginning at a set iron pin in the south line of Section 7, said point being in the north line of the lands conveyed to Cincinnati Gas and Electric Company by Deed Book 1682 Page 485, Butler County, Ohio Recorder’s Office, said point also being North 89° 58’ 54” West, 1176.81 feet from the southeast corner of said Section 7; thence continuing along said south line of Section 7 and the north line of the lands of said Cincinnati Gas and Electric Company, North 89° 58’ 54” West, passing concrete monuments at 238.53 feet and 941.46 feet, a total distance of 946.46 feet to an existing iron pin, said point being witnessed by a concrete monument lying South 00° 20’ 25” West, 5.00 feet; thence along the east and north line of the lands conveyed to Philip Morris Companies by Deed Book 6207 Page 1298, Butler County, Ohio Recorder’s Office, North 00° 20’ 25” East, 2389.12 feet to an existing iron pin and North 87° 11’ 45” West, passing a concrete monument at 5.00 feet, a total distance of 1045.20 feet to an existing stone; thence along the west line of the lands conveyed to Dorothy L. Wintersteed by Deed Book 6267 Page 866, Butler County, Ohio Recorder’s’s Office, North 00° 20’ 25” East, passing a set iron pin at 1593.41, a total distance of 1608.42 feet to a point in the centerline of Kennel Road; thence along said centerline, South 87° 44’ 16” East, 75.04 feet to a point; thence leaving said centerline, South 00° 20’ 25” West, passing a set iron pin at 15.01 feet, a total distance of 1534.06 feet to a set iron pin; thence South 87° 11’ 45” East, 1045.20 feet to a set iron pin; thence South 00° 20’ 25” West, 1079.75 feet to a set iron pin; thence South 89° 58’ 54” East, 871.45 feet to a set iron pin in the west line of the lands conveyed to First National Bank of Southwest Ohio by Deed Book 1722 Page 501, Butler County, Ohio Recorder’s Office; thence along said west line, South 00° 20’ 25” West, 1380.79 feet to a point of beginning.

Containing 36.303 acres of land.

Subject to all legal highways, easements and restrictions of record.

Being the same premises conveyed to Grantor in Deed Book 6376, Page 323, Butler County, Ohio Recorder’s Office.

Bearings are based on State Plane Coordinates.

The above description is the result of a field survey performed by McGill Smith Punshon, Inc. under the direction of Richard D. Nichols, P.S. No. 7929 dated November 25, 1998, the survey of which is recorded in Plat Book Volume 37 at Page 22, Butler County Engineer’s Record of Land Surveys.

and all the Estate, Right, Title and Interest of Grantor in and to the REAL PROPERTY; To Have and To Hold the same, with all the privileges and appurtenances thereunto belonging, to Grantee, its successors and assigns forever.  Grantor does hereby Covenant and Warrant that the title so conveyed to Grantee is Clear, Free and Unencumbered, and that it will Defend the same against all lawful claims of all persons whomsoever.

Grantor also assigns and transfers to Grantee, and its successors and assigns, all right, title and interest which Grantor derives from the following easement or license interests:

1.                                       Easement Agreement granted by Miller Brewing Company to Grantor dated November 8, 1999 and filed for record on January 12, 2000 as Instrument No. 200000002350 in Official Record 6440, Page 1955 in the Office of the Recorder of Butler County, Ohio;

2.                                       Grant of Easement granted by The Cincinnati Gas & Electric Company to Grantor dated January 10, 2000 and filed for record on January 13, 2000 as Instrument No. 200000002693 in Official Record 6441, Page 646 in the Office of the Recorder of Butler County, Ohio; and

3.                                       Operating License Agreement granted by The Cincinnati Gas & Electric Company to Grantor dated December 21, 1999, a Memorandum of said Agreement being under date of March 31, 2000 and recorded on April 12, 2000 as Instrument No. 200000019856 in Official Record 6464, Page 2212 in the Office of the Recorder of Butler County, Ohio.

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IN WITNESS WHEREOF, CinCap Madison, LLC has caused this instrument to be executed by its duly authorized officer, this         day of             , 200 .

CinCap Madison, LLC

By
M. Stephen Harkness
Its Vice President, and Chief Operating and Financial Officer

STATE OF OHIO, HAMILTON COUNTY, ss:

Before me, a Notary Public in and for said State, personally appeared   M.  Stephen Harkness, Vice President, and Chief Operating and Financial Officer of CinCap Madison, LLC, who acknowledged that he did sign said instrument as such officer on behalf of said limited liability company, and that said instrument is his free act and deed individually and as such officer, and the free and act and deed of CinCap Madison, LLC.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal this           day of                , 200  .

Notary Public

Printed Name:

In and for the State of Ohio

My Commission Expires:

This instrument prepared by Janice Walker, Attorney at Law.

SCHEDULE II:  FORM OF BILL OF SALE

BILL OF SALE made, executed and delivered as of this      day of          , 200    by CinCap Madison, LLC, a Delaware limited liability company (“Seller”) to PSI Energy, Inc., an Indiana corporation (“Buyer”).  (Capitalized terms used herein but not defined herein have the respective meanings assigned in that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) by and among Seller, Buyer and Cinergy Capital & Trading, Inc., an Indiana corporation (“CC&T”).)

WHEREAS, Seller, Buyer and CC&T are parties to the Asset Purchase Agreement providing for, among other things, the sale and transfer to Buyer of all of Seller’s right, title and interest in, to and under the real and personal property, tangible and intangible, constituting, or used in connection with the operation of, that certain natural gas-fired electric generating station known as the Madison Generating Station, located in Madison Township, Butler County, Ohio (as more fully described in the Asset Purchase Agreement), in exchange for the consideration, and subject to the other terms and conditions, specified in the Asset Purchase Agreement; and

WHEREAS, the parties to the Asset Purchase Agreement having executed and delivered such agreement contemporaneously herewith, Seller now desires to carry out the intent and purposes of the Asset Purchase Agreement by its execution and delivery to Buyer of this instrument, evidencing the vesting in Buyer (together with such other instruments as Buyer shall have otherwise received concurrently herewith or may hereafter request, including the Deed and certain Assignment and Assumption Agreements) of substantially all of the properties and assets constituting, or used in connection with the operation of, the Madison Generating Station;

NOW, THEREFORE, in consideration of the premises, and for good and valuable consideration paid by Buyer, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Seller, intending to be legally bound, hereby agrees as follows:

ARTICLE I

SALE AND TRANSFER OF ASSETS

Seller hereby irrevocably and unconditionally sells, transfers, assigns, conveys, grants and delivers to Buyer, effective as of the execution and delivery hereof, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in and to the following (collectively, the “Purchased Assets”):

(a)                                  the machinery, fixtures, equipment (including communications equipment), vehicles, furniture and other personal property located on the Real Property, including the items of tangible personal property listed on Schedule 2.01(b) of the Asset Purchase Agreement;

(b)                                 all Inventories;

(c)                                  subject to the receipt of any necessary consents and approvals, the contracts or agreements (including any licenses or real or personal property leases, other than any thereof constituting Transferred Permits or Transferred Intellectual Property) listed on Schedule 2.01(d) of the Asset Purchase Agreement;

(d)                                 subject to the receipt of any necessary consents and approvals, the permits, licenses, certificates, certifications, orders and other governmental authorizations listed on Schedule 2.01(e) of the Asset Purchase Agreement;

(e)                                  all unexpired, transferable warranties and guarantees from manufacturers, vendors and other third parties with respect to any item of real or tangible personal property referred to in the preceding clauses (a) and (b);

(f)                                    all books, expired purchase orders, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, studies, reports, equipment repair, safety, maintenance or service records, and similar items (subject to the right of Seller to retain copies of same for its use), other than such items that are proprietary to third parties and accounting records (to the extent that any of the foregoing is contained in an electronic format, Seller shall cooperate with Buyer to transfer such items to Buyer in a format that is reasonably acceptable to Buyer);

(g)                                 subject to the receipt of any necessary consents and approvals, any intellectual property; and .

(h)                                 all other assets and properties used in connection with the Madison Generating Station.

ARTICLE II

FURTHER ACTIONS

Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Purchased Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer’s title to the Purchased Assets and, at the request of Buyer, to execute and deliver such further instruments of transfer and assignment and take such other actions as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Purchased Assets, all at the sole cost and expense of Seller.

ARTICLE III

POWER OF ATTORNEY

Without limiting Article 2 hereof, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

(a)                                  to demand, receive and collect any and all of the Purchased Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b)                                 to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to collect or reduce to possession any of the Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)                                  to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Assets and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the collection and recovery of same,

Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

ARTICLE IV

TERMS OF ASSET PURCHASE AGREEMENT

The terms of the Asset Purchase Agreement, including but not limited to Seller’s representations, warranties, covenants, agreements and indemnities relating to the Purchased Assets, are incorporated herein by this reference.  Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly signed on its behalf as of the date first above written.

CINCAP MADISON, LLC

By:
Name: Michael J. Cyrus
Title: President

SCHEDULE III:  FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT made and effective as of           , 200   by PSI Energy, Inc., an Indiana corporation (“Buyer”), in favor of CinCap Madison, LLC, a Delaware limited liability company (“Seller”).  (Capitalized terms used herein but not defined herein have the respective meanings assigned in that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) by and among Buyer, Seller and Cinergy Capital & Trading, Inc., an Indiana corporation (“Parent”).)

WHEREAS, pursuant to the Asset Purchase Agreement, and by means of various agreements and instruments executed and delivered in connection therewith (including without limitation the Deed, Bill of Sale and certain assignment and assumption agreements), concurrently with the execution and delivery hereof, Seller is selling and conveying to Buyer, and Buyer is purchasing from Seller, for the consideration and upon the terms and conditions set forth in the Asset Purchase Agreement, all of Seller’s right, title and interest in and to the assets (tangible and intangible) comprising, or used in connection with, the Madison Generating Station (the “Purchased Assets”); and

WHEREAS, the Asset Purchase Agreement contemplates in Section 2.03 thereof that, on the Closing Date, in consideration of the foregoing, Buyer shall also execute this instrument in favor of Seller, agreeing to assume various liabilities and obligations of Seller relating to the Purchased Assets, as more specifically set forth below;

NOW, THEREFORE, in consideration of the premises and the transactions contemplated by the Asset Purchase Agreement, including without limitation the execution and delivery simultaneously herewith of the Bill of Sale and the Deed, Buyer, intending to be legally bound, hereby agrees as follows:

ARTICLE I

ASSUMPTION OF ASSUMED LIABILITIES

Section 1.1                                      Assumption of Assumed Liabilities.  Effective upon the execution and delivery hereof, Buyer hereby assumes and agrees to pay, perform and discharge, without recourse to Seller or Parent, the following Liabilities of Seller (excluding, however, for the avoidance of doubt, for all purposes whatsoever any Excluded Liabilities), solely to the extent such Liabilities accrue or arise from and after the Closing, in each case in accordance with the respective terms and subject to the respective conditions thereof (collectively, the “Assumed Liabilities”):

(a)                                  All Liabilities of Seller under the Transferred Contracts, Transferred Permits and Transferred Intellectual Property, in each case in accordance with the terms thereof, except to the extent that such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice would constitute a default by Seller;

(b)                                 all Liabilities with respect to Madison Station arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, including settlements, judgments, costs and expenses, including reasonable attorneys fees, whether based on common law or Environmental Laws, but in each case solely to the extent accruing or arising from and after the Closing Date, with respect to (i) any violation or alleged violation of Environmental Laws with respect to the ownership, lease, maintenance or operation of any of the Purchased Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of the Purchased Assets, and the costs associated with correcting any such violations; (ii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets, including any Environmental Condition or Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets; (iii) any Remediation of any Environmental Condition or Hazardous Substances that are present or have been Released at, on, in, under, adjacent to or migrating from, the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Purchased Assets; (iv) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; (v) any Remediation of any Environmental Condition or Release of Hazardous Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; and (vi) any obligation to repower, replace, decommission, deactivate, dismantle, demolish or close the Purchased Assets or any  portion thereof, or any surface impoundments or other waste or effluent handling or storage units on owned or leased adjacent properties used in connection with the operation of the Purchased Assets;

(c)                                  all liabilities or obligations to third parties for personal injury or tort, or similar causes of action arising solely out of the ownership, lease, maintenance or operation of the Purchased Assets, but in each case solely to the extent accruing or arising from and after the Closing Date; and

(d)                                 any Tax that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Purchased Assets on or after the Closing Date, except for any income Taxes attributable to income received by Seller.

ARTICLE II

FURTHER ACTIONS

Buyer hereby covenants and agrees, at its own expense, to execute and deliver, at the request of Seller, from time to time after the Closing Date, such further instruments of assumption and to take such other actions as Seller may reasonably request to more effectively consummate the assumptions provided in this Assumption Agreement.

ARTICLE III

TERMS OF ASSET PURCHASE AGREEMENT

The terms of the Asset Purchase Agreement, including but not limited to Buyer’s representations, warranties, covenants, agreements and indemnities relating to the Assumed Liabilities, are incorporated herein by this reference.  Buyer acknowledges and agrees that its representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

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IN WITNESS WHEREOF, Buyer has caused this Assumption Agreement in favor of CinCap Madison, LLC, as Seller, to be duly signed on its behalf as of the date first above written.

PSI ENERGY, INC.

By:
Name: Douglas F. Esamann
Title: President

SCHEDULE 2.01(B):  TANGIBLE PERSONAL PROPERTY

•                  Eight General Electric Model PG712EA gas turbine generator units:

•                  Fuel system, including eight gas heaters;

•                  Plant high voltage power system & interconnection, including four three-winding generator step-up transfomers;

•                  Water supply and treatment systems, including 200,000 gallon demineralized water storage tank;

•                  Fire protection system, including CO2 suppression systems, 220,000 gallon raw water tank, fire water loop, sprinkler system

•                  Plant auxiliary power system, including auxiliary transformers, DC power supply system and AC uninterruptible power supply system;

•                  Black start diesel generators, including two black start diesel generators capable of producing 1.2 MW each and fuel oil storage tanks;

•                  Continuous emissions monitoring;

•                  Plant control systems;

•                  Communications systems;

•                  Security and access, including chain link security fence topped with barbed wire enclosing plant site and electronically operated access gate;

•                  Storm water drainage; and

•                  Maintenance/warehouse facilities

SCHEDULE 2.01(D):  TRANSFERRED CONTRACTS

Fuel Supply and Management Agreement, dated as of September 1, 2001 (“Fuel Management Agreement”), between Seller and Cinergy Marketing & Trading, LP (“CMT”)

Water Purchase Agreement, dated as of March 10, 2000, between Seller and The Cincinnati Gas & Electric Company

Operational Balancing Agreement, dated as of March 1, 2000 (“OBA”), between Seller and Texas Eastern Transmission Company (“TETCO”)

Service Agreement for Rate Schedule FT-1, Contract # 830098, dated February 2000, between Seller and TETCO (“Service Agreement”)

Letter Agreement dated February 1, 2000 between Seller and TETCO re Service Agreement

SCHEDULE 2.01(E):  TRANSFERRED PERMITS

Air construction permit (No. 14-4682) issued by Hamilton County Department of Environmental Protection of the State of Ohio (“HCDEP”)

Title V operating permit (permit pending) issued by HCDEP

Title IV acid rain permit (permit pending) issued by HCDEP

Call sign no. WPTE533 issued by the Federal Communications Commission (Wireless Telecommunications Bureau) (“FCC”)

SCHEDULE 4.01(C)(II):  SELLER’S REQUIRED GOVERNMENTAL AND THIRD PARTY CONSENTS

Section I: Seller’s Required Governmental Consents

Federal Energy Regulatory Commission under Section 203 of Federal Power Act

FCC with respect to the transfer to Buyer of rights to Call Sign No. WPTE533

Section II: Seller’s Required Third-Party Consents

TETCO with respect to the assignment to Buyer of the OBA and the Service Agreement

CMT with respect to Fuel Management Agreement

SCHEDULE 4.01(G)(I):  REAL PROPERTY

1.               For a description of all land owned, used or occupied by Seller, see Schedule I to this Asset Purchase Agreement.

2.               Easement Agreement granted by Miller Brewing Company to Seller upon adjoining land dated November 8, 1999 and filed for record on January 12, 2000 as Instrument No. 200000002350 in Official Record 6440, Page 1955 in the Office of the Recorder of Butler County, Ohio.

3.               Grant of Easement granted by The Cincinnati Gas & Electric Company to Seller upon adjoining land dated January 10, 2000 and filed for record on January 13, 2000 as Instrument No. 200000002693 in Official Record 6441, Page 646 in the Office of the Recorder of Butler County, Ohio.

4.               Operating License Agreement granted by The Cincinnati Gas & Electric Company to Seller upon adjoining land dated December 21, 1999, a Memorandum of said Agreement being under date of March 31, 2000 and filed for record on April 12, 2000 as Instrument No. 200000019856 in Official Record 6464, Page 2212 in the Office of the Recorder of Butler County, Ohio.

5.               Restrictive covenant as to the use of the land for the operation of an electric generation facility and ancillary uses directly related to such operation and for no other purpose without the prior written consent of First National Bank of Southwestern Ohio, Trustee, as contained in that certain Fiduciary Deed dated June 21, 1999 and filed for record on June 21, 1999 as Instrument No. 9900049174 in Official Record 6376, Page 323 in the Office of the Recorder of Butler County, Ohio.

6.               Easement granted to The Cincinnati Gas & Electric Company dated May 3, 1944 and filed for record on July 11, 1944 as Instrument No. 5043 in Miscellaneous Record 15, Page 70 in the Office of the Recorder of Butler County, Ohio.

7.               Grant granted to The Cincinnati Gas & Electric Company dated March 19, 1953 and filed for record on April 4, 1953 as Instrument No. 380 in Miscellaneous Record 28, Page 170 in the Office of the Recorder of Butler County, Ohio.

8.               Grant of Easement granted to The Cincinnati Gas & Electric Company dated June 1, 1990 and filed for record on June 20, 1990 in Deed Record 1698, Page 499 in the Office of the Recorder of Butler County, Ohio.

9.               Easement granted to Texas Eastern Transmission, LP dated July 3, 2001 and filed for record on August 13, 2001 as Instrument No. 200100057845 in Official Record 6655, Page 1556 in the Office of the Recorder of Butler County, Ohio.

10.         For a description of plants, buildings, structures or other Improvements located on the Real Property, see Schedule 2.01(b) to this Asset Purchase Agreement.

SCHEDULE 4.01(K):  ENVIRONMENTAL PERMITS

The permits listed in Schedule 2.01(e) are hereby incorporated by reference herein.

SCHEDULE 4.01(M):  SELLER CONTRACTS

The contracts listed in Schedule 2.01(d) are hereby incorporated by reference herein.

SCHEDULE 4.01(0):  PERMITS

EWG certification (Duke Energy Madison, LLC, 91 FERC par. 62,068 (2000))

Market-based wholesale rate authority (CinCap Madison, LLC, FERC Docket Nos. ER00-1784 and ER02-322 (letter order, April 19, 2002)

In addition, the permits listed in Schedule 2.01(e) are hereby incorporated by reference herein.

SCHEDULE 4.02(C)(II):  BUYER’S REQUIRED GOVERNMENTAL AND THIRD PARTY CONSENTS

Section I: Buyer’s Required Governmental Consents

Federal Energy Regulatory Commission under Section 203 of Federal Power Act

Indiana Utility Regulatory Commission under applicable provisions of the Indiana Code in respect of (i) the purchase of the Madison Station by Buyer and (ii) the issuance by Buyer of long-term promissory notes in consideration therefor.

FCC with respect to the transfer to Buyer of rights to Call Sign No. WPTE533

Section II: Buyer’s Required Third-Party Consents

TETCO with respect to the assignment to Buyer of the OBA and the Service Agreement